Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Vice President, Corporate Administration & Development
And Investor Relations Officer
954-308-4200

STREICHER MOBILE FUELING, INC. REPORTS RESULTS
FOR THE THIRD QUARTER ENDED MARCH 31, 2006 AND
CONFERENCE CALL FOR WEDNESDAY, MAY 24, 2006

Ft. Lauderdale, FL, May 22, 2006 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries today announced results for the third quarter ended March 31, 2006, as follows:

SELECTED INCOME STATEMENT AND FINANCIAL DATA

(All amounts in thousands of dollars, except share and per share data)

	Three Month Periods Ended		Increase (Decrease)
	3/31/2006	3/31/2005	$	%

Total revenues	$60,181	$33,083	27,098	82%
Gross profit	2,258	1,042	1,216	117%
Selling, general and administrative expense	3,569	1,872	1,697	91%
Operating loss	(1,311)	(830)	(481)	(58)%
Interest expense	905	527	378	72%
Net loss	(2,216)	(1,349)	(867)	(64)%
EBITDA [2,5]	(687)	(2)	(685)	—

Basic and diluted net loss per share	$(0.23)	$(0.17)	(0.06)	(35)%

Basic and diluted weighted average shares Outstanding	9,814,202	7,812,651	2,001,551	26%

Depreciation and amortization [3]	$538	$828	(290)	(35)%

Gallons sold	24,079	16,402	7,677	47%
Average net margin per gallon (in cents) [4]	11.0	10.1	0.9	9%

	Nine Month Periods Ended		Increase (Decrease)
	3/31/2006(1)	3/31/2005	$	%

Total revenues	$181,342	$91,639	89,703	98%
Gross profit	9,897	4,286	5,611	131%
Selling, general and administrative expense	9,112	4,227	4,885	116%
Operating income	785	59	726	—
Interest expense	2,539	1,302	1,237	95%
Net loss	(1,743)	(1,235)	(508)	(41)%
EBITDA [2,5]	2,548	1,512	1,036	69%

Basic and diluted net loss per share	$(0.18)	$(0.16)	(0.02)	(13)%

Basic and diluted weighted average shares Outstanding	9,641,996	7,524,672	2,117,324	28%

Depreciation and amortization [3]	$1,472	$1,453	19	1%

Gallons sold	70,147	46,350	23,797	51%
Average net margin per gallon (in cents) [4]	15.7	11.7	4.0	34%

1 Reflects the September 1, 2005 issuance of $3,000,000 in Five Year 10% Senior Subordinated Notes (the “September 2005 Notes”) and 360,000 four year stock purchase warrants at $2.28 per share and reflects the October 1, 2005 acquisition of H & W, certain assets of which secure the payment of the September 2005 Notes.
2 Earnings before interest, taxes, depreciation and amortization and amortization of stock compensation expense.
3 Depreciation and amortization included in cost of sales was $.394 million and $1.129 million for the three and nine months ended March 31, 2006 and $.611 million and $1.143 million for the three and nine months ended March 31, 2005.
4 Net margin per gallon equals gross profit plus cost of sales depreciation and amortization divided by number of gallons sold.
5 See Non-GAAP measure EBITDA Reconciliation:

Non-GAAP Measure EBITDA Reconciliation (in thousands):

	3 Months Ended		Increase (Decrease)	Increase (Decrease)
	3/31/2006	3/31/2005	$	%

Net loss	$(2,216)	$(1,349)	(867)	(64)%
Add back:
Interest, net	905	519	386	74%
Depreciation and amortization (*):
Cost of sales	394	611	(217)	(36)%
Sales, general and administrative	144	217	(73)	(34)%
Amortization of stock compensation expense	86	—	86	100%
EBITDA	$(687)	$(2)	(685)	—

	9 Months Ended		Increase (Decrease)	Increase (Decrease)
	3/31/2006	3/31/2005	$	%

Net loss	$(1,743)	$(1,235)	(508)	(41)%
Add back:
Interest, net	2,539	1,294	1,245	96%
Depreciation and amortization (*):
Cost of sales	1,130	1,143	(13)	(1)%
Sales, general and administrative	342	310	32	10%
Amortization of stock compensation expense	280	—	280	100%
EBITDA	$2,548	$1,512	1,036	69%

(*) Includes depreciation related to the write down of excess equipment abandoned after fleet rerouting following the Shank acquisition and accelerated depreciation and write-off for computer software for changes in infrastructure totaling $461,000 for the three and nine month periods ended March 31, 2005.

CONDENSED CONSOLIDATED BALANCE SHEET
(All amounts in thousands of dollars)

	3/31/2006	6/30/05	Increase	%
	(Unaudited)
ASSETS
Current assets	$29,327	$19,392	$9,935	51%
Property, plant and equipment, net	11,515	9,555	1,960	21%
Other assets, net	4,711	1,178	3,533	300%
	45,553	30,125	15,428	51%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	27,018	13,531	13,487	100%
Long-term debt, net and other liabilities	11,344	9,756	1,588	16%
Stockholders’ equity	7,191	6,838	353	5%
	$45,553	$30,125	$15,428	51%

During the quarter and nine months ended March 31, 2006, total revenues and gross profit increased as a result of the acquisitions of Shank C & E Investments, L.L.C. (“Shank Services”) and H & W Petroleum Company, Inc. (“H & W”), the Company’s ongoing marketing and sales programs, as well as the emergency response services contribution in the aftermath of the devastation caused by the summer and fall hurricanes in 2005. These factors resulted in a 7.7 and 23.8 million increase in gallons sold for the three and nine month periods and related average net margin improvements per gallon of 0.9 and 4 cents aggregating $1.0 and $5.6 million, respectively, over the prior year periods. The Company’s results of operation for the quarter, however, were severely impacted by a marked increase in selling, general and administrative (“SG&A”) expenses attributable to the continuing burden of the SG&A expenses of H & W and Shank even while the Company was making substantial expenditures to develop a new, integrated operations and accounting management system that is expected to reduce the subsidiaries’ and the Company’s overall SG&A expenses when it is fully implemented.

For the current quarter and last nine months, an improvement in gross profit over last year of $1.2 and $5.6 million, respectively, was more than offset by increases in SG&A of $1.7 million and $4.9 million, respectively and interest expense of $378,000 and $1.2 million, respectively. The result was net losses of $2.2 million and $1.7 million, respectively, representing increases of $867,000 and $508,000 over the prior year periods. While the Company believes that its improved margin and increased volumes for the quarter and the nine month period continue to reflect the progress it has made during the past fiscal year, the Company’s results of operation were adversely affected by a number of other factors, including the sudden and dramatic surge in the prices of fuel and other petroleum products, which depressed demand for the Company’s products and services and led to lower than expected sales volumes, at least on a short term basis. As a result, while sales volumes and gross profit did increase from year ago levels, those increases were not as great as the Company had anticipated entering the quarter. The sharp increases in petroleum prices during the quarter also contributed to other unexpected increases in costs during the quarter, ranging from higher running fuel and other delivery costs to increased bad debt expense resulting from customer bankruptcies.

The increased SG&A expenses in the quarter ended March 31, 2006, reflect the Company’s continued spending on building a new corporate infrastructure with capability to support its current and future subsidiary companies, which expenses are treated as period costs, even while the Company continues to bear substantially all of the SG&A burden historically associated with Shank, H & W and the Company. While it is expensive to bear both the historical SG&A expenses of the individual units of the Company and the expenses of developing a new integrated infrastructure, the Company believes that the additional expenses it is incurring now will eventually permit the Company to reduce the historical SG&A expenses of acquired companies as well as of the Company’s previously held operations. The Company has accelerated these expenditures in this current quarter, including the strengthening of its mid-management team, increased support personnel, temporary labor/consulting, relocation of its Fort Lauderdale corporate office to a larger, better equipped facility, relocating Shank’s Houston office to H & W’s regional Houston office and other similar integration costs of these recent acquisitions. As previously disclosed, the Company is engaged in the implementation of its new back and front office operating and accounting systems, which will replace the three legacy systems of SMF, Shank and H & W. Upon the completion of this process, the Company expects to realize economies of scale and eliminate duplicative costs of Shank and H & W while creating an enhanced capability to integrate future acquisitions on an accelerated basis.

SG&A expense for the quarter ended March 31, 2006 was also significantly affected by the unexpected bankruptcy of two of the Company’s customers, resulting in most of the $260,000 increase in bad debt expense for the quarter. Other SG&A increases from a year ago resulted from the changes in accounting for Stock Based Compensation (FASB 123R) of $86,000 for the quarter, and $280,000 year to date, and higher credit card fees of $74,000 and $372,000, respectively.

Significant components of the increases in Selling, General and Administrative Expenses over last year for the same period:

DESCRIPTION	Increase in Three Months Ended March 31, 2006 Compared to March 31, 2005	Increase in Nine Months Ended March 31, 2006 Compared to March 31, 2005

Acquired SGA of Shank and H & W	$912,000	$2,638,000
Corporate infrastructure and ongoing integration costs	439,000	1,240,000
Bad debt expense	260,000	322,000
FASB 123R Stock Based Compensation Expense	86,000	280,000
Credit card fees and other costs	74,000	372,000
Total	$1,771,000	$4,852,000

The increase in net margin for the third quarter was less than anticipated since the increased volumes delivered related primarily to petroleum products sold at lower gross margins, as well as reduced volumes resulting from below cost pricing practices by a competitor seeking market share in California. The Company also incurred increased operating costs during the quarter, most of which related to driver turnover and compensation. In addition to increased benefits, hiring, training and retention costs, the Company incurred higher costs for truck repairs and maintenance, running fuel, regulatory compliance and security. The Company incurred some of these additional costs with a view toward generating greater efficiency and other improvements in its driver workforce, vehicles and other equipment that will yield over time a significant net benefit to the Company.

During the quarter and the nine month period ended March 31, 2006, the Company continued to incur costs for non-cash interest charges of $118,000 and $316,000, respectively, from debt incurred in connection with the acquisitions of Shank and H & W which was only partially incurred in the prior periods. For the current quarter and nine month period the Company amortized deferred debt costs and debt discount to interest expense of $277,000 and $793,000, respectively, in connection with its debt securities and recorded total interest expense of $905,000 and $2.5 million, respectively. The Company is currently pursuing alternatives to convert or retire a substantial portion of this debt to shareholders’ equity in order to reduce interest costs, although such a transaction would probably result in a one-time, non-cash write-off of the related debt discount and deferred debt costs.

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are discussed below, decreased in the quarter by $685,000 to $(687,000) and increased $1.0 million to $2.5 million for the nine month period. EBITDA is determined before providing for debt service payments and capital expenditures. EBITDA, while a non-GAAP measure, is a key indicator used by the Company’s management and the financial community to gauge financial performance of the actual operations of a business without considering the impact of non-cash charges for equipment aging, debt financing expenses, stock compensation expense and income taxes. EBITDA isolates actual financial performance of operations independent of the utilization of capital resources, level of debt financing and the tax position of the business owning those operations.

The Company considers the implementation of its new operations, accounting and information management system to be essential to its efforts to fully integrate and manage, on an ongoing basis, the acquired Shank and H & W operations as well as future acquisitions. The Company is confident that this new system will increase operational efficiencies, facilitate integration and improve management of pre-existing commercial mobile and bulk fueling operations as well as those of the acquired companies and help control operating costs and improve profitability. When this new system is fully implemented, the Company believes that it will have the information available to achieve new efficiencies and reduce the overhead costs of its operations. In addition to facilitating the integration of future acquisitions, the Company believes that the new system and the other aspects of its infrastructure development effort will shorten the time and reduce the effort needed to efficiently integrate newly acquired locations and operations. At March 31, 2006, the Company had capitalized $1.5 million in property and equipment related to its design and installation with a total estimated cost of $2.5 million.

Additional paid-in capital included in shareholders’ equity increased during the nine months ended March 31, 2006 by $2.1 million as a result of the issuance and exercise of options and warrants to purchase the Company’s stock, and the recording of stock option compensation equity resulting from the implementation of FASB 123R.

The current nine month performance was also affected by non-cash amortization expenses of deferred debt costs, debt discount and stock compensation totaling $1.074 million compared to $466,000 for the prior year period, while stated rate interest expense of $1.746 million represented a 109% increase over the prior year period both of which had a significant impact on the net loss for the period.

Conference Call

Management will host a conference call on Wednesday, May 24, 2006 at 2:00 PM ET, to discuss the Company’s results for the three months ended March 31, 2006. The conference call will be available via teleconference by dialing 866.277.1184 (domestic) or 617.597.5360 (international), using Pass Code 85257133. There will also be a web-cast over the Internet at www.mobilefueling.com. An audio digital replay of the call will be available May 24, 2006, 4:00 PM ET until May 31, 2006, 11:59 PM ET by dialing 888.286.8010 (domestic) or 617.801.6888 (international), using Pass Code 44275577. A web archive will be available for 30 days at www.mobilefueling.com.

About Streicher Mobile Fueling, Inc. (NASDAQ: FUEL)

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles deliver diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distribute a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future efficiency of the Company after implementation of the Company’s new operations, accounting and information management system, and the Company’s ability to complete and utilize its new infrastructure to reduce SG&A costs and facilitate the integration of acquired companies are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended March 31, 2006, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-Q for the quarter ended March 31, 2006.